Exhibit 3.27

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

ZOOM E-CIGS LLC

1.	The name of the limited liability company is Zoom E-Cigs LLC.

2.	The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation on June 3, 2013.

/s/ Ronald J. Bernstein
Name: Ronald J. Bernstein
Authorized Person